Exhibit 99.1

Tesoro Logistics LP Announces Fourth Quarter 2012 Update

SAN ANTONIO - January 7, 2013 - Tesoro Logistics LP (NYSE: TLLP) (“TLLP” or the “Partnership”) today announced that, while it has not yet closed its books for the fourth quarter of 2012, the Partnership expects to generate Adjusted EBITDA between $25 and $27 million for the fourth quarter 2012, excluding the impact of approximately $1.5 million of transaction costs related to the purchase of the Anacortes Rail Unloading Facility and the announced acquisition of Chevron Pipe Line Company's Northwest Products System. Contributing to the lower quarterly Adjusted EBITDA expectation relative to prior guidance of $27 to $30 million (excluding the impact of transaction costs) were lower terminalling volumes in the Los Angeles area related to refinery maintenance activities and lower trucking EBITDA driven by a delay in the expansion of TLLP's proprietary trucking operations.

Despite these unusual items during the fourth quarter, the Partnership continues to expect distributable cash flow to increase sequentially relative to the third quarter of 2012. Also, the Partnership's expectation for annual EBITDA in 2013 from TLLP's current asset base remains at approximately $140 million, excluding any EBITDA contribution from the pending Northwest Products System acquisition that is expected to close later this quarter.

On January 4, 2013, the Partnership amended its senior secured revolving credit agreement (“Credit Agreement”), and concurrent with the execution of the amendment, exercised its option to increase the total loan availability to an aggregate of $500 million. Additionally, the Partnership is permitted to request that the loan availability under the Credit Agreement be increased up to an aggregate of $650 million, subject to receiving increased commitments from the lenders. Today, the Partnership remains undrawn with approximately $500 million aggregate loan availability.

TESORO LOGISTICS LP
RECONCILIATION OF FORECASTED EBITDA TO AMOUNTS UNDER U.S. GAAP
(Unaudited)
(In millions)

Reconciliation of Forecasted EBITDA to Forecasted Net Income:	Tesoro Logistics LP Three Months Ended December 31, 2012
Net income	$14.7	-	16.7
Add: Depreciation and amortization expenses	3.4	-	3.4
Add: Interest and financing costs, net	5.4	-	5.4
EBITDA (a)	23.5	-	25.5
Add: Transaction costs	1.5	-	1.5
Adjusted EBITDA (a)	$25.0	-	27.0

Reconciliation of Forecasted EBITDA to Forecasted Net Income:	Tesoro Logistics LP Twelve Months Ended December 31, 2013
Net income	$101.0
Add: Depreciation and amortization expenses	17.5
Add: Interest and financing costs, net	21.5
EBITDA (a)(b)	$140.0

(a) We define EBITDA as net income before depreciation and amortization expenses and net interest and financing costs. We define Adjusted EBITDA as EBITDA plus any transaction costs for acquisitions. For the fourth quarter of 2012, we incurred approximately $1.5 million of transaction costs related to the purchase of the Anacortes Rail Unloading Facility and the announced acquisition of Chevron Pipe Line Company's Northwest Products System that are excluded from Adjusted EBITDA. EBITDA and Adjusted EBITDA should not be considered as alternatives to net income in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP"). EBITDA and Adjusted EBITDA have important limitations as analytical tools, because they exclude some, but not all, items that affect net income. EBITDA and Adjusted EBITDA are not measures prescribed by U.S. GAAP but are supplemental financial measures that are used by management and may be used by external users of our condensed combined consolidated financial statements, such as industry analysts, investors, lenders and rating agencies to assess:

•	our operating performance as compared to other publicly traded partnerships in the midstream energy industry, without regard to historical cost basis or financing methods;

•	the ability of our assets to generate sufficient cash flow to make distributions to our unitholders;

•	our ability to incur and service debt and fund capital expenditures; and

•	the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

(b) The EBITDA shown is based on TLLP's current asset base and does not include any net income or EBITDA contribution from, or any transaction expenses related to, the pending Northwest Products System acquisition.

About Tesoro Logistics LP
Tesoro Logistics LP, headquartered in San Antonio, Texas, is a fee-based, growth-oriented Delaware limited partnership formed by Tesoro Corporation to own, operate, develop and acquire crude oil and refined products logistics assets.

This press release contains certain statements that are "forward-looking" statements within the meaning of the federal securities laws concerning our expectations around fourth quarter 2012 and full year 2013 EBITDA and distributable cash flow, as well as the annual EBITDA contribution expected from the acquisition of Chevron Pipe Line Company's Northwest Products System. Although these statements reflect the current views, assumptions and expectations of our management, the matters addressed herein are subject to numerous risks and uncertainties which could cause actual activities, performance, outcomes and results to differ materially from those indicated. For more information concerning factors that could affect these statements see our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K filed with the Securities and Exchange Commission. We undertake no obligation to publicly release the result of any revisions to any such forward-looking statements that may be made to reflect events or circumstances that occur, or which we become aware of, after the date hereof.

Contact:
Investors:
Louie Rubiola, Director, Investor Relations, (210) 626-4355

Media:
Tesoro Media Relations, media@tsocorp.com, (210) 626-7702

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